Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

This Transition and Separation Agreement and General Release of All Claims (this “Agreement’) is made by and between Alan McLaren (“Executive”) and AutoNation, Inc. (“AutoNation” or “Company”) relating to Executive’s employment and separation of employment from the Company. When used herein, the term “Company” includes each and every officer, director, employee, agent, parent corporation(s), subsidiary corporation(s), wholly owned companies, affiliate(s) and division(s), their successors, assigns, beneficiaries, legal representatives, insurers and heirs.

1.
Realignment Date; Separation Date and Terms. Executive and the Company acknowledge and agree that Executive’s last day of service as the Company’s Senior Vice President of Customer Care will be July 31, 2015 (the “Realignment Date”). The Company and Executive agree that, from the day after the Realignment Date through September 30, 2015 (the “Separation Date”), Executive shall remain an at-will employee of the Company and Executive shall continue to receive his base salary and benefits, including vehicle allowance, as in effect as of the Realignment Date (the “Transition Period”). During the Transition Period, Executive shall remain reasonably available to the Company to respond by telephone or in person (at the discretion of the Company) to any questions regarding the Company or the transitioning of his duties; provided, however, that Executive will not be required or permitted to perform any services for, or take any actions on behalf of, the Company, except as specifically requested by the Company. During the Transition Period, Executive may begin to use the outplacement services set forth in Paragraph 2(b) below. On the next regularly scheduled payroll date after the Separation Date, the Company will pay to Executive all unpaid wages earned and all accrued, but unused, vacation time through the Separation Date. Except as set forth herein, Executive acknowledges that the Company owes no other bonuses, commissions, wages, vacation pay, sick pay, or benefits to Executive.

2.
Additional Company Consideration. Provided that Executive re-executes this Agreement on or within twenty-one (21) days following the Separation Date, and such re-execution becomes effective pursuant to the terms of this Agreement, AutoNation agrees as follows:

(a)
Severance Compensation. To pay Executive severance pay in the total amount of $532,208.00, less applicable taxes and withholdings and authorized or required deductions, which is calculated based on eight (8) months of Executive’s base salary and a pro-rated 2015 target bonus payout. The severance payment will be disbursed in sixteen (16) installments of $33,263.00, in accordance with the Company’s normal payroll schedule. The first installment will be disbursed no later than the Company’s first payroll date after Executive has re-executed and returned this Agreement to the Company and the revocation period provided in this Agreement for such re-execution has expired. The remaining installments will be disbursed on a consecutive semi-monthly basis following payment of the first installment. The period from the Separation Date through the last payment date under this Paragraph 2(a) shall be the “Severance Period.”

(b)
If Executive becomes employed with any other entity at any time during the Severance Period, the Company will have no further obligation under Paragraph 2(a) above to make any more severance payments past the later of January 31, 2016 or his first date of such employment. Executive must provide the Company with immediate notice of Executive’s acceptance or intent to accept any such employment at any time during the Severance Period and the date of commencement of such employment. If applicable, Executive will be obligated to repay to the Company any portion of the severance pay that Executive improperly received after January 31, 2016 under the terms of this paragraph.

(c)
Outplacement Services. To provide Executive with the opportunity to utilize career transition services with Right Management Associates at the Company’s expense for a nine (9) month period following the Realignment Date.

(d)
No Entitlement. AutoNation shall not be obligated to provide any consideration other than the consideration discussed in this Paragraph 2. The benefits provided to Executive by AutoNation pursuant to this Paragraph 2 represent benefits that Executive would not be entitled to absent this Agreement.

3.
Other Benefits. Executive’s participation in the Company’s group medical, dental and/or vision programs shall cease on the Separation Date. After such date, Executive is responsible for paying his entire monthly COBRA premiums. Executive must elect to receive COBRA if he wants continuation coverage under the Company’s group health benefits programs.

Executive’s right to COBRA and the time for electing COBRA and making the required COBRA payments will be explained in a separate COBRA notice package. Also as of the Separation Date, Executive is no longer eligible to participate in any other benefit programs offered by the Company, including, but not limited to, vacation, 401(k) plan, short-term and long-term disability, accidental death and dismemberment and life and dependent life insurance programs. If Executive participated in the AutoNation Deferred Compensation Plan, Executive will be entitled to a payout of his account balances in such plan in accordance with his election and the terms of the plan.

4.
Stock Options and Restricted Stock. Executive’s stock options and restricted stock cease vesting as of the Separation Date and all unvested stock options and unvested restricted stock that Executive has terminate as of the Separation Date. Executive will receive no further stock grants after the date hereof, including the quarterly stock option grant of September 1, 2015. As provided for in the applicable stock option plans, Executive will have sixty (60) calendar days immediately following the Separation Date to exercise Executive’s vested unexercised stock options, as applicable. Any vested stock options that Executive has not exercised on or prior to sixty (60) calendar days immediately following the Separation Date will terminate and be forfeited effective as of such date. Executive should refer to the applicable equity award and stock option plans, restricted stock agreements and stock option agreements for additional information.

5.
Cooperation; Participation/Truthful Statements. From the Realignment Date through the end of the Severance Period, Executive agrees to make himself available to the Company and its officers, if necessary, for consultation on a reasonable basis from time to time as to any matters on which he worked while an employee of the Company. The Company acknowledges that Executive may have other full-time employment following the Separation Date and the Company agrees that it will use its reasonable efforts to minimize the amount of time that any such consultation shall require of him. To the maximum extent permitted by applicable law, Executive further agrees not to testify for, appear on behalf of, or otherwise assist in any way any non-governmental person or entity in any claim against the Company, unless and only pursuant to a lawful subpoena issued to Executive. To the maximum extent permitted by applicable law, Executive also agrees to promptly notify the Company upon receipt of any notice or contact (including whether written or oral, and including any subpoena or deposition notice) from any person or entity requesting or compelling information or his testimony or requesting documents related to matters which he worked on while an employee of the Company, and Executive agrees to coordinate with the Company in any response thereto. Nothing in this Agreement or any other agreement between Employee and the Company shall prohibit Employee from participating in any proceeding before any governmental agency or from providing truthful statements in response to a valid subpoena, court order or as otherwise required by law, or from cooperating with any governmental agency or in connection with any governmental inquiry.

6.
Confidential Information. Executive agrees that the records, information, files, lists, operations data, and other materials of the Company that Executive created, used, or had access to during his employment with the Company belong exclusively to the Company and are confidential. Executive further agrees that information about the Company’s customers or other organizations with which it does business is the exclusive property of the Company and is also confidential. Executive shall not use or disclose any such confidential information, for the benefit of himself or another, and shall treat such information as confidential, unless he has specific prior written authorization from the Company to use or disclose it.

7.
Compliance with Other Agreements and Policies. Executive acknowledges and agrees that he has complied and shall continue to comply with the terms of all other agreements between Executive and the Company, as modified or amended, including the terms of any confidentiality agreement, non-compete agreement and/or restrictive covenants previously signed by Executive, including, but not limited to, those agreements and covenants executed in connection with the Company’s stock option grants, which remain in full force and effect following the effective date of this Agreement. Executive further acknowledges and agrees that he has: (a) complied with all Company policies and applicable law during his employment with the Company; and (b) reported any and all known or suspected policy violations under AutoNation’s Business Ethics Program to Company Senior Management.

8.
Return of Company Property. Executive agrees to return all property belonging to the Company in his possession or under his control (including, without limitation, cellular telephone, pager, company identification card, laptop computer, etc.) no later than four (4) days following the Realignment Date. Executive also understands and agrees that, effective on the Realignment Date, Executive was and is no longer authorized to incur any expenses or obligations or liabilities on behalf of the Company.

9.
No Right to Give Interviews/Non-Disparagement. During Executive’s employment with the Company, and for a period of five (5) years from the Separation Date, Executive agrees that he shall not: (a) give any interviews or speeches, write any books or articles, make any public statements (whether through the press, at automobile trade conferences or meetings or through similar media), or make any disparaging or negative statements, except to the extent required by applicable law or lawfully issued subpoena, (i) concerning the Company or any of its businesses or reputation or the personal or business reputations of its directors, officers, shareholders or employees, (ii) concerning any matter he has participated in while an employee of the Company, or (iii)  in relation to any matter concerning the Company or any of its businesses; or (b) in any way impede, disrupt or interfere with the contracts, agreements, understandings, communications or relationships of the Company with any third party.

10.
Full General Release of Claims. Executive, for himself and for his heirs, successors and assigns, irrevocably and unconditionally releases and forever discharges the Company, its parents, subsidiaries and affiliates, and all of their successors, assigns, officers, directors, and employees, from any and all claims, complaints, liabilities, obligations, promises, agreements, damages, causes of action, costs, losses, debts and expenses of every kind, in law or in equity, whether known or unknown, foreseen or unforeseen, (a) from the beginning of time through the date upon which Executive signs this Agreement and/or re-executes it (as applicable), (b) arising from or relating to Executive’s employment with the Company through the date upon which Executive signs this Agreement and/or re-executes it (as applicable), and (c) arising from or relating to Executive’s separation from employment with the Company. This general release is a full and final bar to any claims Executive may have against the Company, including, without limitation, any claims arising from or relating to:

(i)	Executive’s pay, bonuses, vacation, or any other employee benefits, and other terms and conditions of employment or employment practices of the Company;

(ii)
stock options and restricted stock, whether pursuant to a stock option or restricted stock plan, agreement or otherwise (except as expressly provided in the applicable plans with respect only to the rights detailed more fully in Paragraph 4 above);

(iii)	any claims for punitive, compensatory, and/or retaliatory discharge damages; back and/or front pay claims and fringe benefits; or payment of any attorneys’ fees for Executive;

(iv)
Civil Rights Acts of 1866, 1871, and 1991; Title VII of the Civil Right Act of 1964; 42 U.S.C. §1981; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act; the Rehabilitation Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; the Age Discrimination in Employment Act; the Older Worker Benefits Protection Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; the Consolidated Omnibus Benefit Reconciliation Act; Florida’s workers’ compensation law; Florida’s civil rights laws (as any of these laws may have been amended); or any other federal, state, or local labor, employment, or anti-discrimination laws; and/or

(v)	to the extent permitted by applicable law, based on any contract, tort, federal, state, or local “whistleblower” or retaliation claims, personal injury, or wrongful discharge theory;

provided, however, that nothing in this Paragraph 10 shall be deemed to release or impair any rights under this Agreement or any rights that cannot be waived under applicable law.

11.
Time to Consider. Executive has twenty-one (21) calendar days from the date that he receives this Agreement to consider and accept this Agreement by signing and returning this Agreement to the Vice President of Human Resources, AutoNation, Inc., 200 S.W. 1st Avenue, Fort Lauderdale, Florida 33301. Any changes, material or immaterial, do not restart the twenty-one (21) calendar day review period, which began to run on July 15, 2015.

12.
Revocation Period. The Company and Executive acknowledge that Executive has the right to revoke this Agreement within seven (7) calendar days following the date Executive signs this Agreement (“revocation period”). If Executive does not advise the Company in writing within the revocation period of his intent to revoke this Agreement, this Agreement will become effective and enforceable upon the expiration of the seven (7) days. In the event of such revocation by Executive, this Agreement shall not become effective and neither the Company nor Executive shall have any rights or obligations under this Agreement.

13.
Re-Execution of this Agreement. In order to be entitled to the payments and benefits set forth in Paragraph 2 of this Agreement, Executive must re-execute this Agreement on or within twenty-one (21) days following the Separation Date. Executive will again have twenty-one (21) days to consider the terms of this Agreement, and will again have the right to revoke his re-execution for a period of seven (7) days following his re-execution of this Agreement. If this Agreement is not re-executed on or within twenty-one (21) days following the Separation Date, or Executive revokes his re-execution, the Company shall have no further obligations under this Agreement, including, but not limited to, no obligation to provide the payments and benefits under Paragraph 2 of this Agreement. This in no way affects Executive’s prior release of claims under this Agreement. By Executive’s re-execution of this Agreement, the release set forth in Paragraph 10 shall be deemed to cover any claims which Executive has, may have had, or thereafter may have existing or occurring at any time on or before the date on which Executive re-executed this Agreement.

14.
Voluntary Action. Executive acknowledges that he has read each paragraph of this Agreement and understands his rights and obligations. Executive further acknowledges and agrees that: (a) this Agreement is written in a manner understandable to him; (b) this Agreement is granted in exchange for consideration which is in addition to anything of value to which Executive is otherwise entitled; (c) he has been given a reasonable opportunity to consider and review this Agreement, both before his initial execution and his re-execution of this Agreement; (d) he has had an opportunity to consult with an attorney prior to deciding whether to enter into this Agreement or re-execute it; and (e) his signature(s) on this Agreement are knowing and voluntary.

15.	Miscellaneous.

(a)
Entire Agreement. Except as stated in this paragraph, this Agreement contains the entire agreement between Executive and the Company relating to the subject matter hereof, and all prior agreements, negotiations and representations are replaced by this Agreement. Nothing in this Agreement shall limit or modify the rights of the Company or the obligations of Executive contained in any confidentiality agreement, non-compete agreement and/or restrictive covenants previously signed by Executive, as amended, modified and/or supplemented, as such provisions shall survive the execution of this Agreement and separation of employment, including, but not limited to, your Confidentiality, No-Solicitation/No-Hire and Non-Competition Agreement(s) with the Company. Executive’s Arbitration Agreement with the Company also remains in full force and effect. This Agreement may only be changed by a written amendment signed by Executive and the Vice President of Human Resources.

(b)
No Admission. The Company and Executive agree that the payments and benefits to Executive, and the terms and conditions of said payments and benefits by the Company, are not to be construed as an admission of liability by the Company. Executive specifically agrees that the Company’s payments and benefits are not intended to be, and will not be offered in evidence or argued in any proceeding as, an admission of liability. The Company specifically disclaims any liability to Executive or to any other person or entity.

(c)
Severability. The invalidity, illegality, or unenforceability of any provision of this Agreement will not affect any other provision of this Agreement, which shall remain in full force and effect. Nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement, or any portion thereof, is held to be invalid, illegal, or unenforceable in any respect, this Agreement shall be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.

(d)	Effect of Waiver. The failure of the Company at any time to require performance of any provision of this Agreement will in no manner affect the right to enforce the same.

(e)
Exclusive Venue and Jurisdiction. Company and Executive acknowledge and agree that any suit, action, or proceeding relating to this Agreement shall be covered by the Executive’s Arbitration Agreement with the Company; provided, however, that either party may seek an injunction in aid of arbitration in the state courts of Broward County, Florida or in the United States District Court for the Southern District of Florida. The Company and Executive hereby accept the exclusive jurisdiction of those courts for the purpose of seeking any such injunction in aid of arbitration.

(f)
Binding Nature. This Agreement will be binding upon the Company and Executive and will inure to the benefit of any successor or successors of the Company. This Agreement is not assignable by Executive, except in the case of death or permanent and total disability where Executive’s estate or guardian shall be entitled to receive the consideration to be paid under Paragraph 2 of this Agreement.

(g)	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

(h)	Headings. The section headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)
Construction. The Company and Executive have jointly participated in the negotiation of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it was drafted jointly by the Company and Executive and no presumptions or burdens of proof shall arise favoring any party by virtue of authorship of this Agreement.

(j)	Notice. Any notice, request, statement, information or other document to be given to either party by the other must be in writing and delivered as follows:

If to the Company: Vice President Human Resources AutoNation, Inc. 200 S.W. 1st Ave. Fort Lauderdale, FL 33301	If to Executive: Current address on file with Company
With Copy to: General Counsel AutoNation, Inc. 200 S.W. 1st Ave. Fort Lauderdale, FL 33301
Any party may change the address to which notices hereunder are to be sent to it by giving written notice of a change of address.

(k)
Liability for Breach. In the event of Executive’s breach of any terms of this Agreement, the Company may pursue any and all remedies allowable under state and/or federal law. Depending on the interpretation of applicable law, these remedies may include monetary damages, equitable relief, and recoupment of the severance benefits described in Paragraph 2 of this Agreement. In the event of Executive’s breach of Paragraph 5 (“Cooperation” provision), Paragraph 6 (“Confidential Information” provision), Paragraph 7 (“Compliance with Other Agreements and Policies” provision), Paragraph 8 (“Return of Company Property” provision), and/or Paragraph 9 (“No Right to Give Interviews/ Non-Disparagement” provision), Executive agrees that he: (i) will relinquish all severance benefits set forth in Paragraph 2 (including all subparts) of this Agreement and be obligated to repay to the Company any portion of the severance benefits that Executive received within thirty (30) days of notice from the Company; and (ii) forfeit the right to receive any further installment payments of severance benefits, which will result in the Company ceasing any further installment payments of severance benefits. The Company may also pursue recovery of actual damages and attorney’s fees to the extent allowable under state and/or federal law.

(l)	Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, without regard to its choice of law rules.

IN WITNESS WHEREOF, the Company and Executive have executed this Separation Agreement and General Release of All Claims as of the dates set forth by each party below.

[Remainder of Page Intentionally Blank]

- I HEREBY ACCEPT AND AGREE TO ABIDE BY THIS AGREEMENT -

Company Representative: /s/ Jonathan P. Ferrando AutoNation, Inc. July 21, 2015 Date	Alan McLaren: /s/ Alan McLaren Signature July 21, 2015 Date
Re-Executed on or after Separation Date: ________________________________ Alan McLaren _______________________________ Date